SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of April 30, 2008, by and among Infosmart Group, Inc., a California corporation (the “Company”), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Purchasers” and each individually as a “Purchaser”).

RECITALS

WHEREAS, the Company has been authorized to enter into this Agreement and issue debentures in the aggregate principal amount of $5,000,000 (the “Debentures”) with Warrants and a potential subsequent conversion of the Loan, evidenced by Debentures, to a secured convertible debenture issuable upon Company’s sole discretion (the “Restructure,” as defined below) (collectively, this Loan, the secured debentures and warrants shall be referred to as the “Securities”) as provided herein; and

WHEREAS, at the Closing (as defined herein), the Purchasers desire to loan to the Company the amount of $5,000,000, severally and not jointly, at a 20% original issue discount upon the terms and conditions stated in this Agreement,

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

THE LOAN

1.1 The Loan. The Purchasers have agreed to grant the Company a loan in the amount of $5,000,000 (the “Loan”), evidenced by Debentures, a form of which is attached hereto as Exhibit B, and execute and deliver the other documents identified in (a), (b) and (c) below:

(a) A Security Agreement (the "Security Agreement") among the Company and the Purchasers, a form of which is attached hereto as Exhibit C;

(b) A Registration Rights Agreement (the "Registration Rights Agreement"), a form of which is attached hereto as Exhibit D, among the Company and the Purchasers; and

(c) An Escrow Agreement (the “Escrow Agreement”), a form of which is attached hereto as Exhibit E. This Agreement, the Securities, the Security Agreement, the Registration Rights Agreement, and the Escrow Agreement are sometimes collectively referred to herein as the "Transaction Documents."

1.2 Original Issue Discount. The Company agrees to accept the Loan at an original issue discount of 20% or an amount equal to $4,000,000 (the “Issue Amount”).

1.3 Terms of Repayment. Principal and interest shall be paid as follows:

(a) Interest at the rate of twelve percent (12%) per annum from the date hereof through the one year anniversary of the Closing Date shall be paid monthly by the Borrower in cash or, at the sole option of the Company, in registered shares of the Company’s common stock, no par value (“Common Stock”). If the Company elects to pay the interest in cash, the payment shall be made by the fifth business day following the payment date. If the Company elects to pay the interest in registered shares of Common Stock, the number of shares issued to the Purchasers shall be determined by dividing the dollar amount of interest owed by the average closing bid price for the five trading days preceding the payment date.

(b) Principal shall be due and payable in full on the one year anniversary of the Closing Date and shall be paid in cash.

1.4 Issuance of Warrants. The Company shall issue to the Purchasers 19,083,970 Warrants, in the form of Exhibit F attached hereto, exercisable at $0.262 per share and expiring five (5) years from the effective date of a registration statement filed pursuant to the Registration Rights Agreement (the “Warrant Shares”). In the event the Company does not exercise its option to Restructure as defined in Article 2 below, the exercise price of the Warrants shall adjust to $0.01 per share automatically on the eleventh (11th) day of September 2008. The complete terms of the Warrant and the Warrant Shares shall be contained in the Warrants, and any inconsistency or conflict of terms between this Agreement and the Warrants shall be controlled by the express provisions in the Warrant.

1.5 Quotation of Warrants on the OTCBB. Within one hundred eighty (180) days of the Closing Date (the “Quotation Deadline”), the Company shall obtain a ticker symbol for the Warrants and have the Warrants quoted on the OTC Bulletin Board (“OTCBB”) with the assistance of a market-maker that files the Form 2-11 for such quotation with the OTCBB. All fees associated with the quotation of the Warrants on the OTCBB, including any offering of the Warrants in connection with such quotation, shall be borne by Spencer Clarke, not to exceed $10,000 in the aggregate, and all amounts over $10,000 shall be paid by the Company.

If the Warrants are not quoted on the OTC Bulletin Board or a similar exchange acceptable to the Holder within 180 days from the date of the issuance of the Warrants, the Company shall pay to the Holder the equivalent of 1.5% of the total amount of the principal amount of the Loan per month not to exceed a total amount of 18%.

1.6 Security Interest. The Loan shall be secured by the terms and conditions set forth in the Security Agreement as included in the Transaction Documents.

1.7 Material Terms. All of the terms, representations and warranties contained in the other Transaction Documents shall be incorporated into the terms of this Loan.

1.8 Termination of the Loan. In the event the Company elects to restructure the debt pursuant to Article 2 below, the Loan shall terminate immediately on the notification of the Restructure. If the Company does not elect to Restructure, the Loan shall mature on the one year anniversary of the Closing Date.

ARTICLE 2

AUTHORIZATION AND SALE OF SECURITIES

2.1 Election to Restructure. Upon the earlier of: (i) September 1, 2008; or (ii) the date that 100% of the Company’s outstanding and unconverted Series B Convertible Preferred Stock is mandatorily converted into shares of Common Stock pursuant to the terms of the Company’s Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock, the Company shall have the option to replace the Loan which shall at that time be deemed fully paid and shall be terminated, cancelled and deemed null and void and, in exchange for the cancellation of the Debentures, shall sell and issue up to $5,000,000 in principal amount of its 12% Secured Convertible Debentures to be executed by the parties substantially in the form attached hereto as Exhibit G (the "Convertible Debentures"), convertible into shares of Common Stock (the “Restructure”). Such election shall be made by the Company by delivering a completed Notice of Restructure (a form of which is attached hereto as Exhibit I) along with the Convertible Debentures to the Purchasers. The Company’s option to Restructure shall expire on the tenth business day of September 2008.

2.2 Sale of Securities. Upon the Company’s election to Restructure, subject to the terms and conditions of this Agreement and the Convertible Debentures, the Company agrees to issue and sell to each Purchaser, severally and not jointly, and each Purchaser agrees to purchase from the Company, severally and not jointly, securities consisting of the instruments identified in (a) below:

(a) Convertible Debentures in the principal amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Principal Amount of Debentures.”

2.3 Independent Nature of Investors’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. The decision of each Purchaser to purchase the Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser. Nothing contained herein or therein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement. Each Purchaser shall be entitled independently to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE 3

CLOSING DATE; DELIVERY

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Richardson & Patel at 1:30 p.m. New York time on or before April 30, 2008 or at such other time and place upon which the Company and the Purchasers purchasing, in the aggregate, the majority in principal amount of the Debentures (the “Majority in Interest”) shall agree.

3.2 Delivery. At the Closing, the Company will deliver to each Purchaser this Agreement memorializing the terms of the Loan to be effective until such time as the Company elects to Restructure. The Company will also deliver to each Purchaser a duly executed Board Resolution authorizing the Company to enter into this transaction, a Debenture in the principal amount set forth opposite such Purchaser's name on Exhibit A, and a Warrant representing the right to purchase the number of Warrant Shares which such Purchaser is entitled to purchase and a signed counterpart of each of the other Transaction Documents.

Such delivery shall be against payment of the purchase price therefor by wire transfer of immediately available funds to the Company in accordance with the Company’s written wiring instructions, which instructions shall have been delivered to Purchasers’ counsel. The Company shall also deliver to the Purchasers an opinion of Richardson & Patel, LLP, counsel to the Company, substantially in the form attached hereto as Exhibit H and (b) a certificate from a duly authorized officer of the Company certifying that the representations made by the Company in Article 4 are true and correct as of the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers, as of the date hereof, as follows:

4.1 Organization and Standing. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under the laws of said state, with requisite corporate power and authority to own its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its Articles of Incorporation (the “Articles”) or Bylaws.

4.2 Corporate Power; Authorization. The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and the other Transaction Documents, to sell and issue the Securities, to issue the Warrant Shares upon exercise of the Warrants in accordance with the terms of such Warrants, and to carry out and perform all of its obligations under this Agreement and the Warrants. Other than as set forth on Schedule 4.2 to the Disclosure Schedules, this Agreement, the Security Agreement, and the Registration Rights Agreement constitute, and upon execution and delivery by the Company of the Debentures and the Warrants, the Debentures and the Warrants will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally. The execution and delivery of the Transaction Documents do not, and the performance of the Transaction Documents and the compliance with the provisions hereof and thereof, including the issuance, sale and delivery of the Securities by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles or Bylaws of the Company, each as amended to date, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which the Company or any of its properties is subject, except for any conflict, breach, violation, default or imposition of a lien (other than pursuant to the terms of the Articles or Bylaws) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company.

4.3 Issuance and Delivery of the Securities. The Securities are duly authorized and, when issued, will be validly issued, and the Common Stock underlying the Debentures, when issued, will be fully paid and nonassessable. The Warrant Shares are duly authorized and, upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable. The issuance and delivery of the Securities is not subject to any right of first refusal, preemptive right, right of participation, or any similar right existing in favor of any person or any liens or encumbrances.

4.4 SEC Documents; Financial Statements. The Company has timely filed when due (or obtained extensions in respect thereof and filed within the applicable grace period) all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the twelve calendar months preceding the date hereof, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”), except as disclosed on Schedule 4.4 of the Disclosure Schedules. The Company has delivered or made available to the Purchasers via EDGAR or another Internet web-site true and complete copies of the SEC Documents. As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries, if any, at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes).

4.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for filing of a Form D with respect to the Securities as required under Regulation D, and notice filings required pursuant to applicable “blue sky” laws in the states in which the Securities are offered and/or sold. The Company shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities in compliance with such laws.

4.6 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock of which, as of the date immediately prior to Closing, 147,774,923 shares were issued and outstanding, and

(b) Except (i) as disclosed to the Purchasers in Schedule 4.6(b) of the Disclosure Schedules, or (ii) as contemplated herein, there are no outstanding warrants, options, convertible or exchangeable securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind.

4.7 Litigation. Except as disclosed to the Purchasers on Schedule 4.7 of the Disclosure Schedules and except as disclosed in the SEC Documents, there are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened against the Company or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the reasonable judgment of the Company) of an adverse decision that (a) could have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company, or (b) could impair the ability of the Company to perform in any material respect its obligations under this Agreement, the Debentures or the Warrants or any other Transaction Document.

4.8 Company not an “Investment Company”. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and shall conduct its business in a manner so that it will not become subject to such Act.

4.9 Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is quoted on the OTCBB, and the Company has taken no action designed for the purpose of, or likely to have the effect of, terminating the registration of its Common Stock under the Exchange Act or de-listing the Common Stock from the OTCBB, nor has the Company received any notification that the SEC or the OTCBB is contemplating terminating such registration or listing. The Company is in material compliance with the listing and maintenance requirements for continued listing of the Common Stock on the OTCBB.

4.10 Use of Proceeds. The proceeds of this Agreement shall be used for other general corporate purposes.

4.11 Brokers and Finders. Except as otherwise disclosed on Schedule 4.11 of the Disclosure Schedules, no person or entity will have, as a result of or in connection with the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding, written or oral, entered into by or on behalf of the Company.

4.12 Intellectual Property.

(a) “Intellectual Property” shall mean patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes.

(b) Except as disclosed in the SEC Documents and to the best knowledge of the Company, the Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted free and clear of all material liens and encumbrances.

(c) Except as disclosed to the Purchasers on Schedule 4.12(c) of the Disclosure Schedules or as disclosed in the SEC Documents and to the knowledge of the Company, (i) the conduct of the Company’s business as currently conducted does not infringe or otherwise conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed by the Company to a third party and the Company has not received any written notice of any such Infringement, and (ii) the Intellectual Property and confidential information of the Company are not being Infringed by any third party.

(d) Except as disclosued on Schedule 4.12(d) of the Disclosure Schedules, each employee, consultant and contractor of the Company who has had access to confidential information of the Company that is necessary for the conduct of Company’s business as currently conducted or as currently proposed to be conducted has executed an agreement to maintain the confidentiality of such confidential information and has executed agreements that are substantially consistent with the Company’s standard forms thereof.

4.13 Questionable Payments. Neither the Company nor, to the best knowledge of the Company, any of its current or former stockholders, directors, officers, employees, agents or other persons acting on behalf of the Company, has on behalf of the Company or in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.14 Transactions with Affiliates. Except as disclosed in the SEC Documents or on Schedule 4.14 of the Disclosure Schedules, none of the officers, directors or shareholders of the Company and, to the best knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-B promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

4.15 Insurance. The Company maintains and will continue to maintain insurance with financially sound and reputable insurers in such amounts and covering such risks and in such amounts as are reasonably adequate, prudent and consistent with industry practice for the conduct of its business and the value of its property, all of which insurance is in full force and effect. The Company has not received notice from, and has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy in force as of the date hereof.

4.16 No Additional Agreements. The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

4.17 Absence of Undisclosed Liabilities. The Company has no material liabilities of any nature (whether absolute, accrued, contingent or otherwise), except (i) as and to the extent reflected in the Financial Statements as of and for the fiscal year ended December 31, 2007 and the most recent fiscal quarter ended March 31, 2008, and (ii) for liabilities that have been incurred in the ordinary course of business consistent with past practice since December 31, 2007 and the most recent fiscal quarter ended March 31, 2008 and that would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the assets, financial condition, business or operations of the Company.

4.18 Governmental Authorizations. The Company has all permits, licenses and other authorizations of governmental authorities that are required for the conduct of its business and operations as currently conducted or as currently proposed to be conducted, the lack of which could materially and adversely affect the assets, financial condition, business or operations of the Company, except as described in the SEC Documents. The Company is, and at all times has been, in compliance with the provisions of its material permits, licenses and other governmental authorizations.

4.19 No Material Adverse Change. Except as otherwise disclosed herein or in the SEC Documents, since December 31, 2007, there have not been any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse. The Company does not have pending before the SEC any request for confidential treatment of information.

4.20 Reservation. The Company has duly reserved for issuance such number of shares of Common Stock as may be issuable from time to time upon exercise or conversion, as the case may be, of the Securities.

4.21 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.

4.22 Title to Assets. Except as disclosed to Purchasers on Schedule 4.22 of the Disclosure Schedules, the Company has good and marketable title in fee simple to all real property owned by it that is material to the business of the Company and good and marketable title in all tangible personal property owned by them that is material to the business of the Company in each case free and clear of all liens, except for liens identified on Schedule 4.22 or as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company, and liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with which the Company is in material compliance.

4.23 Registration Rights. Except as disclosed to the Purchasers on Schedule 4.23 of the Disclosure Schedules, the Company has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority.

4.24 Material Non-Public Information. The Company confirms that it has not provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material non-public information as of the Closing Date (other than with respect to the transactions contemplated by this Agreement). The Company understands and confirms that the Purchasers shall be relying on the foregoing representations in effecting transactions in securities of the Company.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

Each Purchaser hereby severally represents and warrants to the Company:

5.1 Authorization. (a) Purchaser has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, the Security Agreement and the Registration Rights Agreement to purchase the Debentures and the Warrants to be purchased by it and to carry out and perform all of its obligations under this Agreement and the other Transaction Documents, and (b) this Agreement and the other Transaction Documents to which a Purchaser is a party constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

5.2 No Legal, Tax or Investment Advice. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Debentures and the Warrants constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Debentures.

5.3 Purchaser’s Status. Each Purchaser represents that he is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act, and such Purchaser is not a broker-dealer. Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available and confirms that Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement. Purchaser understands that the Securities are being offered and sold in reliance on an exemption from the registration requirement of federal and state securities laws, and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.

ARTICLE 6

ADDITIONAL AGREEMENTS OF THE COMPANY

6.1 Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern Standard Time on the third business day following the date of this Agreement, issue a press release and file a Current Report on Form 8-K, in each case reasonably acceptable to the Majority in Interest on behalf of the Purchasers, disclosing the transactions contemplated hereby. The Company and the Majority in Interest shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and none of the Company, the Majority in Interest, or any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company (in the case of any press release or public statement proposed to be issued by the Majority in Interest or any Purchaser) or without the prior consent of the Majority in Interest on behalf of the Purchasers (in the case of any press release or public statement proposed to be issued by the Company), which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with notice of such public statement or communication and consult with each other with respect thereto prior to such public disclosure. Notwithstanding the foregoing, other than as set forth above, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or stock exchange, except to the extent such disclosure is required by law or stock exchange regulation, in which case the Company shall provide the Purchasers with prior notice of such disclosure. Notwithstanding anything to the contrary, herein, the Purchasers consent to their name being disclosed in the exhibits in filings made by the Company with the SEC.

6.2 Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to secure and maintain the listing on the OTCBB of the Common Stock underlying the Securities sold hereunder until the New Listing Event (as defined below).

The Company further agrees that the Company will apply to have its Common Stock listed on either the Nasdaq, AMEX or NYSE, and such listing will be obtained within 270 calendar days of September 1, 2008 (the “New Listing Event”). To the extent the Company is not successful in having its Common Stock listed on either the Nasdaq, AMEX or NYSE within 270 calendar days of September 1, 2008, the Company shall pay to the Purchasers the equivalent of 1% of the principal amount of the Debentures not to exceed a total amount of 10%.

6.3 All Assets Free and Clear. As a condition to Closing, the Company shall deliver to the Purchasers (each as a “Lender” pursuant to the Debentures) UCC lien searches, judgment searches, federal and local tax lien searches and all other documents reasonably requested by a Lender to demonstrate that any and all assets with respect to which a Lender is acquiring or being granted a security interest are free and clear of all liens, claims and encumbrances, except as specifically noted on Schedule 4.22 of the Disclosure Schedules or to the extent any liens, claims and encumbrances shall be acquired as security for the benefit of a Lender or satisfied from the proceeds of this transaction.

6.4 Available Shares. The Company shall always have available for issuance to the Purchasers at least 100% of the shares then anticipated to be necessary for issuance upon conversion of any and all outstanding Convertible Debentures and/or the exercise of all Warrants.

ARTICLE 7

MISCELLANEOUS

7.1 Waivers and Amendments. The terms of this Agreement may be waived or amended only upon the written consent of the Company and the Majority in Interest.

7.2 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without any regard to conflicts of laws principles.

7.3 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Company or the Purchasers and the Closing.

7.4 Successors and Assigns. No Purchaser shall assign this Agreement without the prior written consent of the Company.

7.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects thereof.

7.6 Notices, etc. All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, as follows:

If to the Company:
Infosmart Group, Inc.
5th Floor, QPL Industrial Building
126-140 Texaco Road
Tsuen Wan, Hong Kong

With a copy to:
Richardson & Patel, LLP
Attn: Kevin Leung
Murdock Plaza
10900 Wilshire Boulevard, Suite 500
Los Angeles, California  90024
Tel: (310) 208-1182
Fax: (310) 208-1154

If to the Purchasers:
Professional Offshore Opportunity Fund, Ltd.
Attn: Howard Berger
1400 Old Country Road, Suite 206
Westbury, New York 11590
Tel: (516) 228-0070

With a copy to:
Anslow & Jaclin, LLP
Attn: Eric M. Stein
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

7.7 Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8 Counterparts; Signatures by Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.9 Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.10 Expenses. Each party shall bear its own expenses, except that (i) the expenses related to quotation of the Warrants on the OTCBB shall be governed by Section 1.5 above, and (ii) the Company agrees to pay Professional Offshore Opportunity Fund, Ltd. and Professional Traders Fund, LLC for their legal expenses and counsel fees with respect to this Agreement and the transactions contemplated in the aggregate amount of $35,000 and agrees to pay Professional Traders Management, LLC the sum of $25,000 as a non-accountable due diligence fee. Expenses under this subsection (ii) of this provision shall be paid at Closing.

7.11 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

[REMAINDER OF PAGE LEFT BLANK]

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Securities Purchase Agreement is hereby executed as of the date first above written.

INFOSMART GROUP, INC.

By:
Name: Parker Seto
Title: Chief Executive Officer

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:
Name:
Title:

PROFESSIONAL TRADERS FUND, LLC

By:
Name:
Title:

EXHIBIT A

SCHEDULE OF PURCHASERS

PURCHASER	Principal Amount of Debenture	Common Shares Underlying Warrant

Professional Offshore Opportunity Fund, Ltd. 1400 Old Country Road Suite 206 Westbury, New York 11590	$4,400,000	16,793,893

Professional Traders Fund, LLC. 1400 Old Country Road Suite 206 Westbury, New York 11590	$600,000	2,290,077

Total	$5,000,000	19,083,970

EXHIBIT B

FORM OF DEBENTURE

EXHIBIT C

FORM OF SECURITY AGREEMENT

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

FORM OF ESCROW AGREEMENT

EXHIBIT F

FORM OF WARRANT

EXHIBIT G

FORM OF SECURED CONVERTIBLE DEBENTURE

EXHIBIT H

FORM OF LEGAL OPINION

EXHIBIT I

NOTICE OF RESTRUCTURE

(To be executed by the Company in order to restructure the Loan)

The Company hereby elects to replace the Loan, as described in that certain Securities Purchase Agreement entered into by the Company on April 30, 2008, which shall at the time of execution of this Notice of Restructure be deemed fully paid and shall be terminated, cancelled and deemed null and void, and the Company shall sell and issue up to $5,000,000 in principal amount of its 12% Secured Convertible Debenture to purchase shares of the Company’s Common Stock.

Date of Notice:

Amount of Principal Amount to be Restructured:

INFOSMART GROUP, INC.

By:

Its:

EXHIBIT J

DISCLOSURE SCHEDULES

Schedule 4.2 – Corporate Powers; Authorization

As long as any shares of the Company’s Series B Convertible Preferred Stock remain outstanding, Section 16 of the Company’s Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock prohibits the following action without the vote or written consent by the holders of Series B Convertibles Preferred Stock of at least sixty-seven percent of the outstanding shares of Series B Convertible Preferred Stock, voting together as a single class, and unless approved by the Company’s Board of Directors:

Authorize or issue, or obligate itself to issue, any debt security, or otherwise incur indebtedness for borrowed money, other than (A) to a strategic investor in connection with a strategic commercial agreement or transaction approved by the Board of Directors, (B) pursuant to a commercial borrowing, commercial secured lending or commercial lease financing transaction approved by the Board of Directors, or (c) pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization;

Schedule 4.4 – SEC Documents

The Company’s Current Report on Form 8-K, due to be filed with the SEC by June 8, 2007, was untimely filed on June 11, 2007.

Schedule 4.6(b) – Obligations to Issue Equity Securities

The Company currently has approximately 514,006 shares of Series B Convertible Preferred Stock outstanding that are convertible into approximately 13,785,601 shares of its Common Stock, and warrants outstanding that are convertible into approximately 28,510,347 shares of its Common Stock.

Schedule 4.7 – Litigation

None.

Schedule 4.11 – Brokers & Finders

In connection with services provided in the transactions contemplated by this Agreement, Spencer Clarke LLC is to receive (i) 7% of the Issue Amount, (ii) cash payment of $3,000, (iii) 7% of any cash proceeds received by the Company upon exercise of the Warrants, and (iv) four-year warrants to purchase up to 7% of the number of shares of Common Stock issuable upon exercise of the Warrants (the “Placement Agent Warrants”), which Placement Agent Warrants shall have an exercise price of 125% of the exercise price of the Warrant Shares (as defined in Section 1.4 of the Agreement).

Schedule 4.12(c) – Infringement of Intellectual Property

None.

Schedule 4.14 – Transactions with Affiliates

None.

Schedule 4.22 – Title to Assets

None.

Schedule 4.23 – Registration Rights

The Company has granted registration rights to the holders of its Series B Convertible Preferred Stock, pursuant to the terms of the Registration Rights Agreement attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2006.